Exhibit 99.1


Kaman Corporation
Bloomfield, CT  06002
(860) 243-7100                                                 NEWS
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                                                        [KAMAN GRAPHIC OMITTED]



                          KAMAN CORPORATION ANNOUNCES
                     SUBSTITUTE RECAPITALIZATION PROPOSAL


BLOOMFIELD, CONNECTICUT, (July 28, 2005) - In connection with the recapitalization agreement between Kaman Corporation (NASDAQ: KAMNA) and members of the Kaman family that was previously announced on June 7, 2005, the company reported today that the corporation's board of directors has approved a "substitute recapitalization proposal", as permitted under the recapitalization agreement.

As previously reported, on June 28, 2005 the Company received a letter from Kaman family representatives indicating that the family intended to terminate the recapitalization agreement in order to complete what they represented as a "qualifying alternative transaction" contemplating a purchase of all of the 667,814 outstanding shares of the Company's Class B common stock for $55.00 per share in cash. As permitted under the recapitalization agreement, the corporation's Board of Directors submitted questions to arbitration as to whether or not the proposed alternative transaction constituted a "qualifying alternative transaction" under the recapitalization agreement. On July 22, 2005, the arbiter confirmed that the alternative transaction was a "qualifying alternative transaction". Under the recapitalization agreement, the Company had a period of five business days within which to approve a "substitute recapitalization proposal" with a minimum value per Class B common share of at least the value per share of the "qualifying alternative transaction" plus $.65, with both all stock and part stock/part cash alternatives and subject to customary closing conditions, including the vote of more shares of Class A common stock in favor than against the recapitalization and the vote of more shares of Class B common stock in favor than against the recapitalization, each such class voting separately. The Kaman family agreed to support any "substitute recapitalization proposal" approved by the Board of Directors.

The board has approved a "substitute recapitalization proposal" with the equivalent value of $55.65 per share that increases the number of voting common shares into which each share of Class B common stock would be converted. For this purpose, one share of the voting stock would be valued at $15.54, which was the average closing price for the Class A common stock over the ten trading day period prior to the recapitalization agreement being signed. Accordingly, the "substitute recapitalization proposal" has an exchange ratio of 3.58 voting common shares for each share of Class B common stock and a part stock/part cash alternative under which holders would have the right to elect instead to receive for each of their shares of Class B common stock 1.84 voting common shares and $27.10 in cash. The Kaman family has agreed to make the part stock/part cash election in an amount directed by the Company so as to avoid application of the higher voting requirement of
Section 33-841 of the Connecticut Business Corporation Act. In that regard, the company has advised the Kaman family that the minimum part stock/part cash election for them collectively is 516,735 shares, which means that the Kaman family is free to make either election for their remaining 34,976 shares.



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Page 2 of 3
Kaman Corporation
July 28, 2005

"After appropriate deliberation, the board came to the conclusion that the recapitalization proposal continues to be in the best interest of all shareholders. Shareholders will now have the opportunity to approve the recapitalization proposal in order to eliminate the existing dual class structure and provide all shareholders with voting control proportionate to their economic interest in the company," stated Paul R. Kuhn, Kaman's chairman, president and chief executive officer. Kuhn added, "The Company has continued to achieve progress, and as a result the dividend was increased in June, as previously announced. By approving a one-share one-vote capital structure, I believe shareholders would be setting the stage for the financial markets to properly value the Company going forward."

Further detail on the proposed recapitalization and recapitalization agreement can be found in the recapitalization agreement, which was filed as Exhibit 2.1 to a Form 8-K filed by the company on June 8, 2005.

Based in Bloomfield, Conn., Kaman Corporation conducts business in the aerospace, industrial distribution and music markets. Kaman operates its aerospace business through its Aerostructures, Fuzing, and Helicopters divisions and its Kamatics subsidiary providing subcontract aerostructure manufacturing for military and commercial aircraft, missile and bomb fuzing products, SH-2G and K-MAX helicopters, and proprietary aircraft bearings and products. Principal aerospace facilities are located in Connecticut, Florida and Kansas. Kaman is the third largest North American distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings offered to a customer base of more than 50,000 customers representing a highly diversified cross-section of North American industry, with principal facilities in Alabama, California, Connecticut, New York, Indiana, Kentucky and Utah. Kaman is also the largest independent distributor of musical instruments and accessories, offering more than 17,500 products for amateurs and professionals, with principal facilities in Arizona, Connecticut, California, New Jersey and Tennessee.

                                     * * *

Forward-Looking Statements
--------------------------

         This release may contain forward-looking information relating to the corporation's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, the SH-2G and K-MAX helicopter programs, the industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions;


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Page 3 of 3
Kaman Corporation
July 28, 2005

5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the Corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation's revolving credit facility upon its expiration in November 2005;
18) risks associated with the course of litigation; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and 21) other risks and uncertainties set forth in Kaman's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The corporation assumes no obligation to update any forward-looking statements contained in this release.

The Corporation intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed recapitalization. The proxy statement/prospectus will be mailed to the stockholders of Kaman when it is finalized. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request from the contact listed below.

Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Kaman's proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed recapitalization.

Contact:  Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com